EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 1, 2023

BETWEEN

ICORECONNECT INC.

AND

PREFERRED DENTAL DEVELOPMENT, LLC.,

INDEX

Article I	1
1.1	1

Article II	5
2.1	5
2.2	5
2.3	5
2.4	5
2.5	5
2.6	5
2.7	6
2.8	6
2.9	6
2.10	6
2.11	6
2.12	6
2.13	7
2.14	7
2.15	7
2.16	7
2.17	8
2.18	8
2.19	8
2.20	8

Article III	9
3.1	9
3.2	10
3.3	10
3.4	10
3.5	10
3.6	10
3.7	11
3.8	12
3.9	12
3.10	12
3.11	13
3.12	13
3.13	14
3.14	14
3.15	14
3.16	15
3.17	16
3.18	16
3.19	16
3.20	16
3.21	17

Article IV	17
4.1	17
4.2	17
4.3	18
4.4	18
4.5	18
4.6	18
4.7	19
4.8	19

Article V	19
5.1	19
5.2	19
5.3	20
5.4	20
5.5	21
5.6	21

Article VI	21
6.1	21
6.2	21
6.3	22

Article VII	22
7.1	22
7.2	23
7.3	23
7.4	23
7.5	24
7.6	24

Article VIII	24
8.1	24
8.2	24
8.3	25
8.4	25
8.5	26
8.6	27
8.7	27

Article IX	27
9.1	27
9.2	27
9.3	27
9.4	28
9.5	28
9.6	28
9.7	28
9.8	28
9.9	29
9.10	29
9.11	29
9.12	30
9.13	30
9.14	30
9.15	30

Acknowledgement and Signatures Exhibits

A	Bill of Sale and Assignment and Assumption Agreement
B	Seller Representation and Warranty Certificate
C	Seller Corporate Matters Certificate
D	Buyer Representation and Warranty Certificate
E	Buyer Corporate Matters Certificate

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of this 1st day of September, 2023 between ICORECONNECT INC., a Delaware corporation (“Buyer”), and PREFERRED DENTAL DEVELOPMENT, LLC., an Arizona corporation (“Seller”).

WHEREAS, Seller is engaged in the business of providing dental billing and claims services to various sized businesses (the “Business”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller used in the Business, all upon the terms and conditions hereinafter set forth; and

WHEREAS, Buyer desires to assume from Seller certain of the liabilities of Seller (as and only to the extent specifically described herein).

NOW, THEREFORE, the parties hereto agree as follows:

Article I

DEFINITIONS

1.1 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Affiliate” shall mean, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Assets” shall have the meaning set forth in Section 2.1.

“Assumed Liabilities” shall have the meaning set forth in Section 2.12.

“Bill of Sale and Assignment and Assumption Agreement” shall mean an agreement by and between Buyer and Seller in the form attached hereto as Exhibit A .

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean a day (other than a Saturday or Sunday), on which commercial banks in New York, New York are required or permitted to open.

“Buyer” shall have the meaning set forth in the Preamble.

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“Buyer Confidential Information” shall have the meaning set forth in Section 5.1.

“Buyer Financial Statements” shall have the meaning set forth in Section 4.6.

“Closing” shall have the meaning set forth in Section 2.16 .

“Closing Date” shall have the meaning set forth in Section 2.16 .

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” shall mean all written or oral (but only to the extent enforceable) leases, licenses, contracts, agreements, indentures, promissory notes, guarantees, arrangements, commitments and understandings of any kind, and all amendments to any of the foregoing.

“Damages” shall mean losses, obligations, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes and reasonable expenses and costs, including reasonable attorneys’ and experts’ fees and court costs. “Damages” shall not include any consequential, indirect, punitive or special damages, lost profits, or any damages calculated on the basis of any multiple.

“Deductible” shall have the meaning set forth in Section 8.4.

“Eligible Market” means the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the NYSE American, the OTC Bulletin Board, OTCQX Market, OTCQB Market or in the “pink sheets” published by the Pink OTC Market, Inc. and, in each case, any successor thereto.

“ERISA” shall have the meaning set forth in Section 3.16(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.11.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” shall mean any supranational, U.S. or non-U.S. federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory or self-regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department, agency or political subdivision thereof).

“Indemnified Party” shall have the meaning set forth in Section 8.4.

“Indemnifying Party” shall have the meaning set forth in Section 8.4.

“IRS” shall have the meaning set forth in Section 3.9.

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“Law” shall mean any constitution, treaty, law, statute, code, ordinance, regulation, rule, or injunction of any Governmental Authority.

“Liabilities” shall mean any and all debts, liabilities and obligations, of any kind or nature, including those arising under common law, statute (or other Law), contract or otherwise, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Lien” shall mean any mortgage, pledge, security interest, lien, adverse claim, levy, charge, or similar encumbrance.

“Litigation” shall have the meaning set forth in Section 3.11.

“Material Adverse Effect” means a material and adverse effect or change, in or upon, (i) the Business or the Assets or (ii) the ability of Seller to perform any of its obligations under this Agreement or, the Other Transaction Documents or to consummate the transactions contemplated by this Agreement or the Other Transaction Documents; provided, that changes or effects relating to any of the following shall not be considered in determining whether a Material Adverse Effect has occurred: (a) changes in economic or political conditions or the financing, banking, credit, currency or capital markets in general (including changes in interest or exchange rates); (b) changes in Laws or interpretations thereof or changes in accounting requirements or principles (including GAAP) or any other change or effect arising out of or relating to any action or order before a Governmental Entity; (c) changes in operating, business, regulatory or other conditions generally affecting industries, markets or geographical areas in which Seller conducts the Business; (d) any actions by Seller taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (e) conduct by Seller after the date of this Agreement and prior to the Closing (i) not prohibited under Article V, (ii) prohibited under Article V but for which Buyer gave its prior written consent or (iii) prohibited under Article V which, if taken by Seller, would have prevented or mitigated any resulting material adverse effect on the results of operations or financial condition of Seller; (f) any natural disaster or any acts of terrorism, sabotage, military action. armed hostilities or war (whether or not declared) or any escalation, worsening or diminution thereof, whether or not occurring or commenced before or after the date hereof, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether or not involving the United States; or (g) any action required to be taken under any Law by which Seller is bound. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of Seller, and not against any forward-looking statements, projections or forecasts of Seller or any other Person.

“Material Contract” shall have the meaning set forth in Section 3.10.

“Other Transaction Documents” shall mean, collectively, the Bill of Sale and Assignment and Assumption Agreement.

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“Permitted Liens” shall mean with respect to any Person, (a) Liens for Taxes, special assessments or other governmental charges, not yet due or payable, (b) Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of such Person and (c) statutory Liens, contractual landlord’s Liens, carrier’s Liens, warehouse Liens and other Liens created by operation of Law arising in the ordinary course of business with respect to a Liability that is not yet due or that is being contested in good faith.

“Person” shall mean any individual, corporation, partnership, limited liability company, limited partnership, limited liability partnership, firm, joint venture, trust, estate, association, or other entity or organization, including but not limited to, a Governmental Authority.

“Retained Liabilities” shall have the meaning set forth in Section 2.4.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Confidential Information” shall have the meaning set forth in Section 6.1.

“Seller Deductible” shall have the meaning set forth in Section 8.4.

“Seller Financial Statements” shall have the meaning set forth in Section 3.4.

“Seller’s knowledge”, “knowledge of Seller”, “to the best of Seller’s knowledge” and any and all other similar phrases shall mean the actual knowledge of any of the officers of Seller, or the knowledge that any of the officers of Seller would have had after conducting a reasonable inquiry of all relevant facts and circumstances.

“Stock” shall have the meaning set forth in Section 2.514.

“Stock Event” means any stock split, stock dividend, reclassification or similar transaction.

“Tax” or “Taxes” shall mean all (a) federal, state, local or foreign income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, ad valorem, profits, privilege, payroll, social, stamp, occupation, value added, environmental, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, premium or similar taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto, (b) any liability for payment of amounts described in clause (a) payable by reason of Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof) or any analogous or similar provision under law, as a result of successor or transferee liability, or being a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes for any period, or otherwise through operation of law, and (c) any liability for payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement.

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“Tax Returns” shall mean any reports, returns, declarations, claims for refund or information return or statement of any kind required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” shall mean any foreign or domestic government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or Tax regulatory authority.

“Third-Party Claim” shall have the meaning set forth in Section 8.5.

Article II

PURCHASE AND SALE OF ASSETS

2.1	Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, all of Seller’s right, title and interest in and to the assets of Seller used or held for use in the Business, whether real, personal or mixed, tangible or intangible, wherever located, including without limitation, all of Seller’s goodwill (collectively, the “Assets”), but excluding the Excluded Assets, free and clear of any Liens, other than Permitted Liens.

2.2	Business Records. All business records related to the Businesses including, without limitation, customer records, customer information, customers cards, operations manuals, advertising matter, correspondence, mailing lists, credit records, purchasing materials and records, blueprints, databases, distributors, supplier information and records, repair trade people, and other data related to the Businesses, and similar records, documents, and information in Seller’s possession as may be reasonably necessary to enable Buyer to efficiently own and use the Purchased Assets and operate the Businesses;

2.3	Proprietary Items. All proprietary items including, but not limited to, promotional items and literature, sales and advertising materials related to the Businesses, pictures as it relates to the Businesses, history of the Businesses, memorabilia, photographs and décor;

2.4	Assumed Contracts. The rights and obligations accruing after the Closing with respect to contracts of Seller that Buyer has affirmatively elected in writing to assume and that are set forth on Schedule 2.4 to this Agreement (collectively, the “Assumed Contracts”);

2.5	Communication Systems. All telephones, communication systems, and all of Seller’s rights to telephone lines and numbers used in connection with the Businesses;

2.6	Business Licenses. To the extent assignable, all certifications, licenses, and permits relating to the Businesses or the Purchased Assets, including, without limitation the certifications, licenses and permits set forth on Schedule 2.6, (collectively, the “Business Licenses”)

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2.7	Warranties. All warranties, rights to indemnification, guaranties, and similar items that relate to the Purchased Assets or the Businesses (collectively, the “Warranties”);

2.8	Intangible Assets. All other intangible assets (including causes of Action, rights of recovery and product liability claims against third parties) relating to any of the Purchased Assets or the Businesses;

2.9	Books and Records. All books, records, and original documents that pertain to or are utilized by Seller to administer, reflect, monitor, evidence or record information relating to the Purchased Assets or the Businesses, including, without limitation, customer records, customer information, customers cards, operations manuals, advertising matter, correspondence, mailing lists, credit records, purchasing materials and records, personnel records, blueprints, data bases, distributors, supplier information and records, repair trade people, and all other data and know-how related to the Businesses, in any form or medium wherever located, and all such books, records and original documents, including all such records maintained on electronic or magnetic media, or in any electronic database system of Seller or necessary to comply with any applicable Law with respect to the Businesses, including, without limitation, all information systems, data, electronic records, documents, files, plans, manuals, franchise system materials, studies, reports, and other printed or written materials related to the Purchased Assets or the Businesses (collectively, the “Books and Records”);

2.10	Software. To the extent assignable, all store-based software, software systems, databases, and database systems, whether owned, leased, or licensed by Seller, and presently used by Seller in the operation of the Businesses.

2.11	Excluded Assets. Notwithstanding anything else contained in this Agreement or in any Other Transaction Document, the following assets of Seller shall not be included in the Assets and shall not be sold or acquired pursuant to this Agreement (collectively, the “Excluded Assets”):

(A) the tax, medical and other records relating to the Business to the extent nontransferable to Buyer by Law;

(B) All personal effects, such as personal photographs, books, award certificates, memorabilia, artifacts, mementos, and other similar items of Seller’s stockholders, directors, officers, and employees.

2.12	Assumption of Only Certain Specified Liabilities and Obligations. The only Liabilities and obligations of Seller that Buyer will assume or be obligated to pay, perform or discharge are the following:

(A) any and all claims, suits, actions and Liabilities relating to or affecting the Assets or the Business arising, or occurring during, any period following the Closing, except to the extent such claims, suits, actions and Liabilities are attributable or related in any manner to any breach, default, negligence or other wrongful conduct taken or omitted to be taken by Seller prior to the Closing;

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(B) the obligations of fulfilling the commitments of Seller with respect to any subscription products or services sold by Seller prior to the Closing and existing at the Closing and which have been prepaid to Seller prior to the Closing; and

(C) any and all obligations and Liabilities of Seller under the Contracts included in the Assets.

The Liabilities and obligations assumed by Buyer pursuant to this Section 2.12 are listed on Schedule 2.12, referred to collectively as the “Assumed Liabilities”.

2.13

No Assumption of Any Other Liability or Obligation. Except as set forth in Section 2.12 of this Agreement, Buyer shall not assume or be obligated to pay, perform or discharge when due any Liability or obligation of Seller, whether matured or unmatured, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, contingent or otherwise. Notwithstanding anything contained in this Agreement to the contrary, other than the Assumed Liabilities, Seller will retain and Buyer will not assume or be obligated to pay, perform or discharge, any Liability or obligation of Seller (the “Retained Liabilities”).

2.14

Consideration. As consideration for the Assets: (i) Buyer will pay to Seller $1,200,000.00 by wire transfer of immediately available funds to an account identified by Seller to Buyer not less than three days prior to the Closing, and (ii) buyer will issue to Seller $400,000 worth of shares of Common Stock of Buyer (the “Stock”) at $10.00 per share totaling 40,000 shares. A restricted stock certificate for $400,000 worth of shares shall be delivered to the Seller within 15 days after Closing. The Common Stock issued is subject to the Securities and Exchange Commissions Rule 144.

(D) The consideration paid for the Assets hereunder shall be allocated as reasonably provided by the Seller and each party shall have completed Form 8594, as required under section 1060 of the Internal Revenue Code, using the exact allocation provided by the Seller and related information shall thereupon become binding upon the parties hereto for federal income tax purposes.

2.15

Allocation of Purchase Price. The allocation of the Purchase Price of $1,200,00 for the Purchased Assets shall be as further set forth on Schedule 2.15 to this Agreement and that allocation shall control for purposes of all Tax information reporting requirements. The parties agree to report this transaction for all United States, federal, state, or local income Tax purposes in a manner consistent with such Schedule 2.15 and shall not make any allocation or take any position which is contrary to such allocation. If any United States, federal, state, or local Tax authority challenges the Tax treatment or Purchase Price allocation set forth on Schedule 2.15, the party receiving notice of such challenge shall give the other party prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of such Tax treatment and Purchase Price allocation.

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2.16

Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the office of ICORECONNECT, INC. (or at such other place as the parties may mutually agree) at 5:00 p.m. local time, on September 1, 2023 or on such other date as soon as practicable upon which the parties shall mutually agree (or as postponed as the parties shall mutually agree) (such date, the “Closing Date”). If agreed by the parties, the Closing may occur remotely by exchange of counterpart signatures (including by e-mail or electronic signature) and delivery of the various items required pursuant to Sections 2.17 and 2.18.

2.17	Deliveries by Seller. At the Closing, Seller shall:

(A) execute and deliver to Buyer the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit A;

(B) deliver to Buyer all Seller’s contracts, books, records and other data (including source codes) relating to the Business and the Assets (except Seller’s minute books and all other records which Seller is required by law to keep in its possession, as to which Seller will furnish to Buyer, at Buyer’s cost, at any time or from time to time after the Closing Date, such copies or transcripts as Buyer shall request);

(C) deliver to Buyer a certificate of Seller Representation and Warranty Certificate in the form attached hereto as Exhibit B; and

(D) deliver to Buyer a Seller Corporate Matters Certificate in the form attached hereto as Exhibit C, together with all of the attachments referred to therein.

2.18	Deliveries by Buyer. At the Closing, Buyer shall:

(A) execute and deliver to Seller the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit A;

(B) deliver to Seller a Buyer Representation and Warranty Certificate in the form attached hereto as Exhibit D;

(C) deliver to Seller a Buyer Corporate Matters Certificate in the form attached hereto as Exhibit E, together with all of the attachments referred to therein;

(D) deliver to Seller $1,200,000 by wire transfer of immediately available funds to an account identified by Seller to Buyer not less than 3 days prior to the Closing;

2.19

Passage of Title at Closing. At the Closing, assuming due execution of this Agreement and the Other Transaction Documents, title to the Assets shall pass to Buyer. Seller will put Buyer in full, complete and quiet possession and enjoyment of all of the Assets and from and after the Closing the ownership and operation of the Assets and the Business of Seller to be sold to Buyer pursuant to this Agreement shall be for the account and risk of Buyer.

2.20

Assignment of Contracts. Nothing in this Agreement shall be deemed to constitute an assignment or an attempt to assign any Contract to which Seller is a party if the attempted assignment thereof without the consent of the other party to such Contract would constitute a breach thereof or affect in any way the rights of Seller thereunder. If, after Seller has used its commercially reasonable efforts to obtain the consent of any such other party to such Contract, such consent shall not be obtained at or prior to the Closing, or an attempted assignment thereof at the Closing would be ineffective and would affect the rights of Seller thereunder, Seller will reasonably cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such Contract, including the enforcement, at the cost and for the benefit of Buyer, of any and all rights of Seller against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

II.4

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Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1	Organization; Authorization.

(A) Seller is a corporation duly incorporated and validly existing under the laws of the State of Arizona and has the power and authority to enter into and perform this Agreement, to carry on the Business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Seller has delivered to Buyer complete and correct copies of Seller’s articles of incorporation and bylaws, in each case, as amended. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth in Schedule 3.l. Seller is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a Material Adverse Effect. Schedule 3.l sets forth a true and complete list of the names, addresses and titles of the directors and officers of Seller.

(B) The execution and delivery of this Agreement and the Other Transaction Documents by Seller and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate action or proceeding on the part of Seller is necessary to authorize this Agreement and the Other Transaction Documents. Upon the due execution and delivery by Buyer, this Agreement and each of the Other Transaction Documents are or will be legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(C) The board of directors of Seller has duly authorized the execution and delivery of this Agreement and the Other Transaction Documents and the consummation of the other transactions contemplated hereby and thereby. Seller has delivered to Buyer true and complete copies, certified by Seller’s President, of the resolutions which have been adopted by its board of directors authorizing such execution and delivery and the sale of the Assets and the consummation of such other transactions.

3.2	No Violation. Except as provided in Schedule 3.2 or as would not have a Material Adverse Effect, neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of any of the transactions provided for in this Agreement or contemplated hereby (i) will violate or conflict with Seller’s articles of incorporation or bylaws, (ii) will conflict with or result in any breach of or default under any provision of any Contract of any kind to which Seller is a party or by which Seller is bound or to which any property or asset of Seller is subject, (iii) is prohibited by, or requires Seller to obtain or make any consent, authorization, approval, registration or filing under, any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or Governmental Authority, board, bureau, body, department or authority, or of any other Person, in each case applicable to Seller or any of the Assets or the Business, or (iv) will result in the creation or imposition of any Lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other Person any interest or right (including any right of termination or cancellation) in or with respect to any of the Assets or the Business.

3.3	Subsidiaries and Other Equity Investments. Seller does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

3.4	Financial Statements. Seller has previously delivered to Buyer unaudited financial statements of Seller for the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022 (collectively, the “Seller Financial Statements”). Except as set forth in the notes thereto, and, in the case of the Seller Financial Statements for the twelve month period ended December 31, 2022, the normal year-end adjustments, the Seller Financial Statements present fairly in all material respects the financial position of Seller as at the respective dates of said balance sheets and the results of the operations and changes in financial position of Seller for the respective periods.

3.5	No Undisclosed Liabilities. Except for the transactions contemplated by, and Liabilities arising under, this Agreement and (i) Liabilities that are reflected, or for which accruals were established, on the Seller Financial Statements, (ii) Liabilities incurred in the ordinary course of business since December 31, 2021, and for the twelve month period ended December 31, 2022 or (iii) Liabilities otherwise set forth in Schedule 3.5, since December 31, 2022, Seller has not incurred any Liabilities of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) that are required to be reflected or reserved against in a balance sheet prepared in conformity with GAAP applied on a basis consistent with that used in the preparation of the balance sheet of Seller as at December 31, 2022 referred to in Section 3.4.

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3.6 Absence of Certain Changes. Since December 31, 2021 (except (i) for the execution and delivery of this Agreement, (ii) as set forth in Schedule 3.6, and as has not had or would not be reasonably likely to have had a Material Adverse Effect), Seller has not:

(A) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially or adversely affecting its condition (financial or otherwise) or operations (present or prospective);

(B) incurred or agreed to incur any indebtedness for borrowed money;

(C) paid or obligated itself to pay in excess of $10,000 in the aggregate for any fixed assets;

(D) suffered any substantial loss or waived any substantial right;

(E) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $10,000 or more in the aggregate, or canceled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

(F) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets;

(G) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its directors, officers, employees or agents over the rate being paid to them on December 31, 2022, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such director, officer, employee or agent; lost any major customer or had any material order canceled other than in the ordinary course of business;

(H) made or permitted any material amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business;

(I) had any resignation or termination of employment of any of its key officers or employees or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations (present or prospective) or business (present or prospective); or

(J) made any charitable or political contributions or pledges in excess of $500 in the aggregate.

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3.7	Title to Properties and Assets. Seller has good and marketable title to the Assets, subject to no Liens, except for Permitted Liens and as set forth in Schedule 3.7.

3.8	Real Property; Real Property Leases. Except as set forth in Schedule 3.8: (i) Seller does not own or lease any real property and (ii) Seller is not a party to any Contract or option to purchase or lease any real property or interest therein.

3.9	Tax Matters.

(A) All federal, state, local and foreign Tax returns required to be filed by Seller with respect to the Assets or the Business have been properly and timely filed (taking into account applicable extensions) with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed, and all Taxes required to be paid with respect to the Assets or the Business, whether or not reflected on any such Tax returns, have been timely paid.

(B) Schedule 3.9 sets forth for Seller those taxable years for which Tax Returns of Seller related to the Assets or the Business are currently being audited by the Internal Revenue Service (“IRS”).

(C) Except as set forth in Schedule 3.9, Seller has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes related to the Assets.

(D) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, member, or other party and complied with all information reporting and backup withholding provisions of applicable Law.

(E) Except as set forth in Schedule 3.9, Seller has no obligation under any written Tax sharing agreement with respect to the Assets or the Business.

3.10	Material Contracts. Except as set forth in Schedule 3.10, Seller is not a party to any of the following Contracts (collectively, the “Material Contracts”):

(A) any Contract with any labor union;

(B) employment or consulting Contract or other Contract for services involving a payment of more than $10,000 annually;

(C) lease, whether as lessee or lessor, with respect to any property, real or personal, involving a payment of more than $10,000 annually;

(D) loan agreement or instrument relating to any indebtedness;

(E) Contract with respect to any subscription, products or services sold by Seller and which have been prepaid to Seller;

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(F) Contract of purchase or sale involving more than $10,000;

(G) Contract with any agent, dealer or distributor that is necessary for the continued operation of the Business as currently conducted;

(H) stand-by letter of credit, guarantee or performance bond involving more than $10,000;

(I) Contract restricting the ability of Seller from freely engaging in any business or competing anywhere in the world; or

(J) other Contract, except insubstantial Contracts for supplies or services not involving more than $10,000 and which can be terminated within one year without cost.

Except as set forth in Schedule 3.10 or as would not have a Material Adverse Effect, Seller is not a party to any Material Contract with any Governmental Authority. Each Material Contract listed in Schedule 3.10 is in full force and effect and is valid and enforceable by Seller in accordance with its terms, except as enforceability may be affected by bankruptcy, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Seller is not in default in the observance or the performance of any term or obligation to be performed by it under any Material Contract, except where such default has not had or would not be reasonably likely to have a Material Adverse Effect. To the best of Seller’s knowledge, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Contract with Seller.

3.11

Litigation. Except as has not had or would not be reasonably likely to have a Material Adverse Effect, or as set forth on Schedule 3.11, there is no claim, legal action, suit, demand letter, arbitration, investigation or pending or possible enforcement action or other legal, administrative, regulatory or other governmental proceeding or hearing (“Litigation”) either at Law or in equity, or before any commission or other Governmental Authority in any state of the United States or in the United States or any foreign jurisdiction, of any kind now pending or, to the best of Seller’s knowledge, threatened or proposed in any manner, involving the Business or the Assets that (i) if asserted and decided adversely to Seller could materially and adversely affect the Business (present or prospective), (ii) questions the validity of this Agreement or any Other Transaction Document or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Seller under this Agreement or any Other Transaction Document. Except as set forth in Schedule 3.11, there is no arbitration proceeding pending or, to the knowledge of Seller, threatened in any manner under any collective bargaining agreement or other agreement or otherwise. Neither Seller nor the Business nor any of the Assets is subject to any judicial or administrative judgment, order, decree or restraint.

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3.12	Patents and Trademarks. Schedule 3.12 is a complete and correct list of all patents, registered trademarks and registered copyrights used by Seller in connection with the operation of the Business. Except as set forth in Schedule 3.12, (i) Seller does not own any patent relating to any product which it produces or sells or any process used in the manufacture or development of any such product, nor has any license under any patent been issued to it relating to any such product or any such process, and there is no patent which would cover any such product or any such process, (ii) Seller does not own any registered copyright, registered trademark or trade name, nor has any license to use any copyright, trademark or trade name been issued to it and (iii) Seller does not use any registered copyright, registered trademark or trade name in the Business. Each of the patents, registered trademarks and trade names listed in Schedule 3.12 has been validly issued and is owned by Seller, and Seller has the exclusive rights to use all such patents, registered copyrights, registered trademarks and trade names in its business and operations. Except as set forth in Schedule 3.12, Seller does not know of any claim, or any basis of any claim, that Seller has infringed any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person. Seller does not know of any potential claim of infringement of any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person that has not been asserted but that, if asserted, would have a Material Adverse Effect.

3.13	Compliance with Laws. To the knowledge of Seller, the operations of the Business are not being conducted in violation of any Law applicable to Seller or the Business or any of the Assets, except for violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Seller is in material compliance with (i) all applicable requirements of all United States and foreign Governmental Authorities with respect to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, (ii) all applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder and (iii) all applicable Laws and related rules and regulations of all United States and foreign jurisdictions affecting labor union activities, civil rights or employment, including without limitation, in the United States, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act and the National Labor Relations Act.

3.14	Governmental Authorizations and Regulations. Schedule 3.14 lists all licenses, franchises, permits and other governmental authorizations held by Seller material to the conduct of the Business. Such licenses, franchises, permits and other governmental authorizations are valid, and Seller has not received any written notice or is otherwise aware that any Governmental Authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization.

3.15	Employee Matters.

(A) Attached as Schedule 3.15 is a list as of the date of this Agreement of the name, date of hire or engagement, position/title, pay rate, FLSA status, accrued bonus (if any), benefits provided (if any), sick days (if any) and paid time off (if any) for each employee and individual independent contractor of Seller. Schedule 3.15 also lists all employees of the Seller who are inactive, on worker’s compensation, or on family, medical or any other leave of absence, and any employees of the Seller who perform light duty or have work restrictions. Schedule 3.15 also lists all individuals whose employment or engagement with Seller has been terminated (and the date of termination) within ninety (90) days prior to the date hereof. Except as set forth on Schedule 3.15, the employment or engagement of all employees and individual independent contractors of the Seller is terminable at will. Seller has no unsatisfied Liability to any previously terminated officer, employee, independent contractor, or consultant. Seller has delivered to Buyer true and complete copies of all written employment or personnel manuals, policies, rules, and procedures applicable to any employee of the Seller.

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(B) To Seller’s Knowledge, there is no pending threatened employee strike, work stoppage or labor dispute, and Seller is not a party to any Contract with any labor organization or other representative of its employees.

(C) No Action before any Governmental Authority brought by or on behalf of any current, former or prospective employee, any current, former or prospective independent contractor, or any retiree, labor organization or other representative of Seller’s employees (i) has been brought at any time during the past three (3) years; or (ii) is pending or, to Seller’s Knowledge, threatened against Seller.

(D) To Seller’s Knowledge, no employees or individual independent contractors will terminate or contemplate terminating his or her employment or independent contractor relationship currently or at any time within sixty (60) days after the Closing Date, or will otherwise not be available to Buyer (or its Affiliate), or not agree to employment by, or an independent contractor relationship with, Buyer (or its Affiliate), on substantially the same terms and conditions as his or her current employment by, or independent contractor relationship with, Seller.

(E) Seller shall defend, indemnify and hold Buyer and its Affiliates harmless against any and all employment-related claims, demands and causes of action that occurred or accrued prior to the Closing Date that are directly or indirectly related to the Businesses.

3.16	Employee Benefit Plans and Arrangements.

(A) Pension Benefit Plans Generally. Seller does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an “employee pension benefit plan,” nor has Seller any obligation to contribute to or accrue or pay any benefit under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term “employee pension benefit plan” shall have the same meaning as is given that term in section 3(2) of ERISA. Seller has not sponsored, maintained or contributed to any employee pension benefit plan, nor is Seller required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of Seller’s employees.

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(B) Stock Option Arrangements. Except as set forth in Schedule 3.16(B), Seller does not sponsor nor has it granted any option under any stock option arrangement for the benefit of any employee or former employee.

(C) Other Employee Benefit Plans and Arrangements. Except as set forth in Schedule 3.16(C), Seller does not sponsor, maintain, support, is otherwise a party to, or has any liability or contingent liability under any plan, program, fund, arrangement or contractual undertaking, whether for the benefit of a single individual or for more than one individual, and whether or not funded, which is in the nature of (i) an employee pension benefit plan, (ii) an employee welfare benefit plan (as defined in section 3(1) of ERISA) or (iii) any incentive or other benefit arrangement for any of its employees, their dependents and/or their beneficiaries.

3.17	Foreign Corrupt Practices Act. Neither Seller nor, to Seller’s knowledge, any director, officer, agent, employee or other person associated with or acting on behalf of Seller has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

3.18	Related Transactions. Except as set forth in Schedule 3.18, Seller is not a party to any Contract in which any director or officer of Seller or any person owning of record or beneficially more than 10% of the outstanding shares of any class of Seller had or has a direct or indirect material interest.

3.19	Certain Disclosures. Schedule 3.19 contains:

(A) A list of all directors, officers and other employees, agents and consultants of Seller whose current annual salary or rate of compensation (including bonus and incentive compensation) is $20,000 or more or to whom Seller has loaned $10,000 or more;

(B) a list of all of the outstanding purchase orders of Seller and on the date hereof in excess of $5,000; and

(C) a list of all of the outstanding sales orders of Seller on the date hereof in excess of $5,000.

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3.20	No Other Representations. In entering into this Agreement, Seller acknowledges that it has not relied on any factual representation or opinion of Buyer or its affiliates or representatives (except the specific representations and warranties of Buyer set forth in Article IV). Seller hereby agrees and acknowledges that (a) other than the representations and warranties explicitly made in Article IV, none of Buyer, its Affiliates or any of their respective stockholders, directors, officers, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity.

3.21	Privacy and Data Security. To Seller’s Knowledge, Seller has conducted the Businesses and has collected, stored, used, processed, maintained, protected, transferred and disclosed their Personal Data and other data at all times in compliance with: (a) the then current standards and measures required under the payment card industry data security standards and payment application data security standards and the applicable rules and guidelines issued by the Card Associations; (b) all applicable Laws, including those relating to the use of information collected from or about consumers.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1

Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into, execute and deliver this Agreement and the Other Transaction Documents and to perform its obligations and to consummate the transactions contemplated hereby and thereby, to carry on its business as now being conducted and as proposed to be conducted and to own and operate the properties and assets now owned and being operated by it. Buyer delivered to Seller complete and correct copies of Buyer’s amended and restated articles of incorporation and amended and restated by-laws as in effect on the date hereof. Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth in Schedule 4.1. Buyer is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or the ownership or use of any of its properties or assets. Upon the due execution and delivery by Seller, this Agreement and each of the Other Transaction Documents are or will be legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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4.2	Capitalization; Stock Ownership. The authorized capital stock of Buyer consists of 600,000,000 shares of Common Stock of the par value of $0.001 per share (the “Common Stock”), of which (as of December 31st, 2022) 181,320,528 shares were issued and outstanding) and 10,000,000 shares of preferred stock of the par value of $0.001 per share, none of which were issued and outstanding. All such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. Except as set forth in Schedule 4.2, Buyer is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of Buyer or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of Buyer, and, except for this Agreement and as set forth in Schedule 4.2, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of Buyer or any other security exercisable or convertible into any capital stock or any other security of Buyer.

4.3	Subsidiaries and Other Equity Investments. Buyer does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, limited liability company, association or other business organization.

4.4	Authorization of Agreement; No Violation. The board of directors of Buyer has duly authorized the execution and delivery of this Agreement and the Other Transaction Documents and the consummation of the other transactions contemplated hereby. Buyer has delivered to Seller true and complete copies, certified by Buyer’s Secretary, of the resolutions which have been adopted by its board of directors authorizing such execution and delivery and the purchase of the Assets, and the consummation of such other transactions. Neither the execution, delivery or performance of this Agreement or the Other Transaction Documents nor the consummation of any of the transactions provided for hereby or thereby (including, without limitation, the issuance of the Stock and the True Up Shares and the issuance, execution and delivery of the Stock Certificates) (i) will violate or conflict with the amended and restated articles of incorporation or amended and restated by-laws of Buyer, (ii) will conflict with or result in any breach of or default under any provision of any contract or agreement of any kind to which Buyer is a party or by which Buyer is bound or to which any property or asset of Buyer is subject, (iii) is prohibited by or requires Buyer to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person or (iv) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of Buyer.

4.5	Litigation. There is no Litigation before or by any court, public board or Governmental Authority pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its properties, assets or business, or any director or officer of Buyer that, if adversely determined, would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

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4.6	Financial Statements. Buyer has previously delivered to Seller (i)audited financial statements of Buyer for the fiscal years ended and December 31, 2020, and December 31, 2021 (collectively, the “Buyer Financial Statements”). Except as set forth in the notes thereto, in the case of the Buyer Financial Statements present fairly in all material respects the financial position of Buyer as at the respective dates of said balance sheets and the results of the operations and changes in financial position of Buyer for the respective periods presented in conformity with GAAP.

4.7	Absence of Certain Changes. Since December 31, 2022 (except (i) for the execution and delivery of this Agreement and (ii) as set forth in Schedule 4.7) Buyer has conducted its business in the ordinary course consistent with its prior practices and has not had any material and adverse effect or change in or upon its business or assets.

4.8	No Other Representations. In entering into this Agreement, Buyer acknowledges that it has not relied on any factual representation or opinion of Seller or its affiliates or representatives (except the specific representations and warranties of Seller set forth in Article III). Buyer hereby agrees and acknowledges that (a) other than the representations and warranties explicitly made in Article III, none of Seller, its Affiliates or any of their respective shareholders, directors, officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity.

Article V

COVENANTS OF SELLER

5.1

Buyer Confidential Information. Except as otherwise agreed to by Buyer in writing, Seller shall, and shall cause its stockholders, directors, officers, consultants, advisors, agents, employees and representatives to, treat the existence of and the terms of this Agreement as strictly confidential except (i) Seller may share this Agreement and its terms with Seller’s tax, legal or financial advisors, (ii) as necessary to enforce Seller’s rights hereunder or (iii) if Seller is compelled to disclose such information by judicial or administrative process or, based upon the advice of legal counsel, by other requirements of applicable Law. Seller agrees that at all times from and after the Closing Date, it will, and will cause its representatives to, keep secret and retain in the strictest confidence, and will not use for the benefit of itself or others, any Buyer Confidential Information. For purposes of this Agreement, “Buyer Confidential Information” means, any and all proprietary or confidential information regarding Buyer or its business or any of its assets or other properties, including, without limitation, know-how, trade secrets, vendor identities or lists, terms of vendor contracts, customer lists, terms of customer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques, plans or processes, other than any of the foregoing which (1) are in or become part of the public domain (except through the conduct of Seller, its Affiliates or any of their representatives which violates this Section 5.1), or (2) is required in connection with the preparation of a Tax Return or similar Tax-related filing.

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5.2	Seller Non-Compete. Following termination of the Employment Agreement with Buyer, whether voluntary or otherwise, Seller shall not engage in any business, either alone, with another, or on behalf of another, or provide any consulting services or other advice to any person or business that competes in any line of business for which Buyer is engaged in, within Buyer’s geographic region. This paragraph shall have force and effect for a period of two (2) years following the termination of the Employment Agreement.

5.3	Access, Information and Documents. From the date hereof until the Closing, Seller will give to Buyer and to its agents and representatives (including, but not limited to, accountants, lawyers and appraisers) full and complete access during normal working hours to any and all of the properties, assets, books, records and other documents of Seller to enable Buyer to make such examination of the Assets and Business and Seller will furnish to Buyer such information and copies of such documents and records in connection with the Assets and the Business as Buyer shall reasonably request. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours and shall be had or done in such a manner so as not to interfere with the normal conduct of business of Seller.

5.4	Conduct of Business Pending Closing. From the date hereof until the Closing, except as consented to by Buyer in writing or as contemplated by this Agreement:

(A) Seller will maintain itself at all times as a corporation duly organized, validly existing and in good standing under the laws of Arizona;

(B) Seller will carry on the Business in the ordinary course of its business as heretofore conducted;

(C) Seller will not declare, authorize or pay any distribution to its shareholders and will not redeem, purchase or otherwise acquire, or agree to redeem purchase or otherwise acquire, any of its shares;

(D) Seller will not pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee or independent contractor as such, except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the rate in effect on the date of this Agreement;

(E) Seller will use its commercially reasonable efforts to preserve the Business, to keep available to Buyer the services of its employees and independent contractors and to preserve for Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with it;

(F) Seller will not, or obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber, any of the Assets and Seller will maintain the Assets in commercially reasonable operating condition and repair, subject only to ordinary wear and tear; and

(G) Without limiting the foregoing, Seller will consult with Buyer regarding all significant developments, transactions and proposals relating to the Business or the Assets.

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5.5	Consents and Approvals. Seller shall use all commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or Governmental Authority, board, bureau, body, department or authority or of any other Person required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

5.6	Notification of Certain Matters. Once aware of any of the following, the Seller Entities shall notify Buyer as promptly as practicable, and Buyer shall give prompt notice to Seller, of (a) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty by such Person contained in this Agreement to be untrue or inaccurate in any material respect or that has or could be expected to have a Material Adverse Effect and (b) any failure of Buyer or any Seller Party to comply with or satisfy, in any material respect, any covenant, condition, or agreement to be complied with or satisfied by it pursuant to this Agreement.

Article VI

COVENANTS OF BUYER

6.1

Seller Confidential Information. Except as otherwise agreed to by Seller in writing, Buyer shall, and shall cause its directors, officers, consultants, advisors, agents, employees and representatives to, treat the existence of and the terms of this Agreement as strictly confidential except (i) Buyer may disclose this Agreement and its terms to Buyer’s tax, legal or financial advisors, (ii) as necessary to enforce Buyer’s rights hereunder or (iii) if Buyer is compelled to disclose such information by judicial or administrative process or, based upon the advice of legal counsel, by other requirements of applicable Law. Buyer agrees that at all times from and after the date hereof until the Closing Date, it will, and will cause its representatives to, keep secret and retain in the strictest confidence, and will not use for the benefit of itself or others, any Seller Confidential Information. For purposes of this Agreement, “Seller Confidential Information” means, any and all proprietary or confidential information regarding Seller or the Assets or the Business, including, without limitation, know-how, trade secrets, vendor identities or lists, terms of vendor contracts, customer lists, terms of customer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques, plans or processes, other than any of the foregoing which (1) are in or become part of the public domain (except through the conduct of Buyer, its Affiliates or any of their representatives which violates this Section 6.1), or (2) is required in connection with the preparation of a Tax Return or similar Tax-related filing.

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6.2

Consents and Approvals. Buyer shall use commercially reasonable efforts to obtain prior to Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or Governmental Authority, board, bureau, body, department or authority or of any other person required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

6.3

Access to Records. For a period of six (6) years after the Closing Date, Buyer shall afford Seller and its representative’s reasonable access to all the books and records relating solely to the Assets or the Business that Buyer acquires from Seller for matters related to the preparation of Seller’s Tax Returns, a Tax investigation or audit of Seller. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours and shall be had or done in such a manner so as not to interfere with the normal conduct of business of Buyer. Seller shall be responsible for any costs and expenses incurred by Buyer in retrieving and copying such books and records at Seller’s request. However, if Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give thirty (30) Business Days’ notice to Seller, and Seller shall have the right at its option and expense to segregate and remove such books and records as Seller may select from those Buyer desires to dispose of within twenty (20) Business Days after receipt of such notice.

Article VII

CONDITIONS TO CLOSING AND TERMINATION

7.1

Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment or waiver, at or prior to or at the Closing, of all of the following conditions:

(A) Buyer’s Performance. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Seller shall waive the same); and Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or before the Closing.

(B) Consents. Seller shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Seller, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(C) Deliveries. Buyer shall have delivered those documents and other deliverables set forth in Section 2.18.

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7.2

Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment or waiver, at or prior to or at the Closing, of all of the following conditions:

(A) Seller’s Performance. The representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Buyer shall waive the same); and Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Seller at or before the Closing.

(B) Consents. Buyer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(C) Deliveries. Seller shall have delivered those documents and other deliverables set forth in Section 2.17.

7.3

Mutual Conditions Precedent to Obligations. The mutual obligations of Seller and Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

(A) No Legal Obstruction. No Law shall have been enacted, no suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order, judgment, injunction, decree or settlement shall have been entered in any such suit, action or proceeding that would have the effect, if adversely determined in the case of any suit, action or proceeding, of (i) making any of the transactions contemplated by this Agreement or the Other Transaction Documents illegal, (ii) otherwise prohibiting or enjoining the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or under any Other Transaction Document.

(B) Governmental Authorities’ Approvals and Filings. All consents, approvals, orders and authorizations of, and filings, registrations, qualifications, designations and declarations with, any Governmental Authorities required to consummate the transactions contemplated hereby and by each of the Other Transaction Documents, including under all applicable securities Laws, shall have been made and/or obtained, as applicable.

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7.4	Termination by Buyer. Buyer may, without liability to Buyer, terminate this Agreement by notice to Seller (i) at any time prior to the Closing if material default shall be made by Seller in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller that cannot be cured at or prior to the Closing, (ii) on the Closing Date if any of the conditions in Section 7.2 or Section 7.3 are not previously satisfied, or (iii) on the Drop Dead Date, if the Closing has not yet been consummated.

7.5	Termination by Seller. Seller may, without liability to Seller, terminate this Agreement by notice to Buyer (i) at any time prior to the Closing if material default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Closing, (ii) on the Closing Date if any of the conditions in Section 7.1 or Section 7.3 are not previously satisfied, or (iii) on the Drop Dead Date, if the Closing has not yet been consummated.

7.6	Effect of Termination. If this Agreement is terminated, this Agreement (except for Section 5.1, Section 6.1, this Section 7.6 and Article IX), shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers, or shareholders. If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom and all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information.

Article VIII

INDEMNIFICATION

8.1	Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties made by Seller or Buyer in this Agreement shall survive the Closing for a period of only twelve (12) months from the Closing Date, at which time such representations and warranties shall expire. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those by which their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

8.2	Indemnification by Seller. Subject to the limitations and other provisions contained in this Article VIII including, without limitation, Section 8.4, Seller will indemnify and hold harmless Buyer against any and all Damages incurred by Buyer arising from:

(A) any failure by Seller to perform any covenant or other obligation of Seller contained in this Agreement;

(B) any breach of any representation or warranty of Seller contained in Article III of this Agreement; or

(C) any failure of Seller to pay, perform or discharge any of the Retained Liabilities in accordance with the terms thereof.

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8.3

Indemnification by Buyer. Subject to the limitations and other provisions contained in this Article VIII including, without limitation, Section 8.4, Buyer will indemnify and hold harmless Seller against any and all Damages incurred by Seller arising from:

(A) any failure by Buyer to perform any covenant or other obligation of Buyer contained in this Agreement;

(B) any breach of any representation or warranty of Buyer contained in Article IV of this Agreement; or

(C) any Assumed Liability.

8.4

Limitations on Indemnification. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted is referred as the “Indemnifying Party”. The indemnification provided for in Section 8.2 and Section 8.3, as the case may be, shall be subject to the following limitations:

(A) The Indemnified Party shall not be entitled to be indemnified pursuant to Section 8.2(B) or Section 8.3(B), as the case may be, unless and until the aggregate of all Damages incurred by the Indemnified Party exceeds $25,000 (the “Deductible”) and, thereafter, the Indemnified Party shall only be entitled to payment for, and the Indemnifying Party shall only be liable and required to pay, Damages in excess of the Deductible; provided, however, that the limitation in this Section 8.4(A) shall not apply to Damages arising from a breach of the representations and warranties in Sections 3.1, 3.4, 3.5, 3.7, 3.8, 3.10, 4.1, 4.2, 4.4, or 4.6.

(B) The aggregate amount of Damages for which the Indemnifying Party may be liable pursuant to Section 8.2(B) or Section 8.3(B), as the case may be, shall not exceed $2,300,000; provided, however, that the limitation in this Section 8.4(B) shall not apply to Damages arising from a breach of the representations and warranties in Sections 3.1, 3.4, 3.7, 4.1, 4.2, 4.4, or 4.6.

(C) The amount of Damages incurred by any Indemnified Party shall be reduced by (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) any Tax benefit realized or realizable by the Indemnified Party arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all Tax items arising from the incurrence or payment of any Damages. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Part in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

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(D) Seller shall not be liable under this Article VIII for any Damages arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had actual knowledge of such inaccuracy or breach prior to the Closing.

8.5	Third Party Claims.

(A) The Indemnified Party shall give prompt notice in writing to the Indemnifying Party of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under this Agreement. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(B) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 8.5, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(C) If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim (including the right to settle any Third-Party Claim) in accordance with the provisions of this Section 8.5 (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(D) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

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8.6	Direct Claims. In the event the Indemnified Party has a claim for indemnity under this Article VIII against the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If, within the 30-day period following receipt of a claim notice, the Indemnifying Party provides written notice that the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.8.

8.7	Exclusive Remedies. Subject to Section 9.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions in this Article VIII. Nothing in this Section 8.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.13 or to seek any remedy on account of fraud by any party hereto.

Article IX

MISCELLANEOUS

9.1	Further Assurances. Following the Closing, each party hereto agrees that it shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Other Transaction Documents.

9.2	Expenses. Whether or not the Closing is consummated, each of the parties will pay all of its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

9.3	Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

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9.4

Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered (a) on the date of delivery if delivered personally or, upon confirmation, (b) on the third Business Day following the date of dispatch if delivered by an internationally recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered mail, first-class postage paid,

If to Seller, to:

PREFERRED DENTAL DEVELOPMENT, LLC.

108 Spencer Creek Road

Franklin, TN 37069

Attn: Angela Holland, President

If to Buyer. to:

ICORECONNECT, INC.

529 East Crown Point Rd. Suite 250

Ocoee, FL 34761

Attention: Robert McDermott, President and Chief Executive Officer

9.5	Entire Agreement. This Agreement, the Exhibits hereto and the Other Transaction Documents embody the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for herein or therein. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties hereto.

9.6	Rights Under this Agreement. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other party. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7	Costs and Expenses. Buyer and the Seller Entities shall be responsible for their own costs and expenses incurred in the preparation and delivery of this Agreement and in connection with the transactions contemplated by this Agreement, whether or not consummated, including without limitation, the expenses of their own attorneys, brokers, and accountants. If either party commences an action to enforce the other party’s obligations under this Agreement, the party prevailing (as determined by a final, non-appealable Order) in such action shall be entitled to recover its reasonable attorney’s fees and costs incurred in such action.

9.8	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida applicable to agreements made and to be performed in the State of Florida and shall be construed without regard to any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted.

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9.9	Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Middle District of Florida or any Florida State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Florida, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

9.10	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.11	Invalid Provisions. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an “invalid provision”), then such provision shall be severed from this Agreement and shall be inoperative, and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable Law, makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such Law, that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

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9.12	Headings; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

9.13	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a mutually executed counterpart to this Agreement.

9.14	Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to any and all available equitable relief (including, without limitation, specific performance of the terms hereof).

9.15	Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other representative of any party hereto or any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[Remainder of page left intentionally blank.]

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IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

ICORECONNECT, INC.

By:
Robert McDermott
President and Chief Executive Officer

PREFERRED DENTAL DEVELOPMENT, LLC.

By:
Angela Holland
President

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EXHIBIT A

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”), dated as of September 1, 2023, is entered into by and between ICORECONNECT, INC., a Delaware corporation (“Buyer”), and PREFERRED DENTAL DEVELOPMENT, LLC., an Arizona corporation (“Seller”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Asset Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of September 1, 2023 (the “Asset Purchase Agreement”), by and between Seller and Buyer (i) Seller has agreed to sell, assign, transfer, convey and deliver to Buyer the Assets, free and clear of all Liens, other than Permitted Liens, and (ii) Seller has agreed to assign, and Buyer has agreed to assume the Assumed Liabilities (and no others).

NOW, THEREFORE, pursuant to the Asset Purchase Agreement, and in consideration of the above premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(1) Assignment; Bill of Sale.

(a) Pursuant to the Asset Purchase Agreement, Seller does hereby irrevocably and unconditionally sell, assign, convey, transfer and deliver to Buyer, for itself and its successors and assigns forever, all of Seller’s right, title and interest in and to the Assets, free and clear of all Liens (other than Permitted Liens), as of the date hereof, to have and to hold the same and each and all thereof unto Buyer, for itself and its successors and assigns forever, to its and their own use and benefit forever.

(b) Notice of the assignment under this Assignment may be given at the option of either Buyer or Seller to any party to any Contract or to such party’s duly authorized agents.

(2) Acceptance and Assumption. Buyer does hereby irrevocably and unconditionally (i) purchase and accept from Seller all of Seller’s right, title, and interest in and to the Assets as of the date hereof, to have and to hold the same and each and all thereof unto Buyer, for itself and its successors and assigns forever, to its and their own use and benefit forever and (ii) assume the Assumed Liabilities (and no others) and agrees to discharge and perform such Assumed Liabilities as they come due on the terms and subject to the conditions set forth in the Asset Purchase Agreement. Notwithstanding anything in this Assignment to the contrary, Buyer shall not assume nor be deemed to have assumed any Retained Liabilities or any Liabilities other than the Assumed Liabilities. The assumption by Buyer of any Assumed Liabilities shall not enlarge the rights of any third party with respect to any Assumed Liabilities nor shall it prevent Buyer from contesting or disputing any such Assumed Liability.

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(3) Governing Law. The validity, interpretation and effect of this Assignment shall be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(4) Titles and Headings. The titles, captions and headings in this Assignment are for reference purposes only and shall not in any way define, limit, extend or describe the scope of this Assignment or otherwise affect the meaning or interpretation of this Assignment.

(5) Asset Purchase Agreement Controlling. Notwithstanding any other provisions of this Assignment to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge, diminish, limit or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, or any of the obligations, of Seller or Buyer set forth in the Asset Purchase Agreement. This Assignment is subject to and controlled by the terms of the Asset Purchase Agreement.

(6) Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights, remedies or claims under, or by any reason of, this Assignment or any term, covenant or condition hereof.

(7) Counterparts. This Assignment may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Assignment by facsimile or other electronic transmission shall be effective as delivery of a mutually executed counterpart to this Assignment.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment to be executed by its duly authorized officer(s) as of the day and year first above written.

ICORECONNECT, INC.

By
Robert McDermott
President and Chief Executive Officer

PREFERRED DENTAL DEVELOPMENT, LLC.

By
Angela Holland
President

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EXHIBIT B

PREFERRED DENTAL DEVELOPMENT, LLC.

SELLER REPRESENTATION AND WARRANTY CERTIFICATE

This Certificate is being executed and delivered pursuant to that certain Asset Purchase Agreement, dated as of September 1, 2023 (the “Asset Purchase Agreement”) by and between ICORECONNECT, INC., a Delaware corporation (“Buyer”), and PREFERRED DENTAL DEVELOPMENT, LLC., an Arizona corporation (“Seller”). The undersigned duly authorized officer of Seller does hereby certify, for and on behalf of Seller and in its name, that:

(a) All representations and warranties by Seller contained in the Asset Purchase Agreement are true and correct in all material respects at and as of the date hereof as though such representations and warranties were made at and as of the date hereof (except as contemplated by the Asset Purchase Agreement).

(b) Seller has performed and complied in all material respects with all the terms, provisions and conditions of the Asset Purchase Agreement to be performed and complied with by Seller at or before the date hereof.

IN WITNESS WHEREOF, Seller has executed this Certificate as of this ______ day of __________ 2023.

PREFERRED DENTAL DEVELOPMENT, LLC.

By
Angela Holland
President

EXHIBIT C

PREFERRED DENTAL DEVELOPMENT, LLC.

SELLER CORPORATE MATTERS CERTIFICATE

Angela Holland, President of PREFERRED DENTAL DEVELOPMENT, LLC., an Arizona corporation (“Seller”), hereby certifies, pursuant to that certain Asset Purchase Agreement, dated as of September 1, 2023 (the “Asset Purchase Agreement”) by and between ICORECONNECT, INC. and Seller, for and on behalf of Seller and in its name, that:

a) Attached hereto as Exhibit A is a full, true and correct copy of the Articles of Incorporation of Seller, as amended, certified by the Secretary of State of the State of Arizona on ________, 20_____ ;

b) No proceeding for the amendment of the Articles of Incorporation of Seller referred to above has been taken or is pending;

c) No proceeding for the merger, consolidation, sale of assets and business (except as contemplated by the Asset Purchase Agreement) or dissolution of Seller (except as contemplated by the Asset Purchase Agreement) has been taken or is pending;

d) Attached hereto as Exhibit B is a full, true and correct copy of the By-Laws, as amended, of Seller as in full force and effect on ___, 20______ and at all times thereafter to and including the date hereof;

e) Attached hereto as Exhibit C is a full, true and correct copy of certain resolutions duly adopted by the Board of Directors of Seller on ________, 20______; and said resolutions have not been amended or revoked and are in full force and effect as of the date hereof;

f) The persons named below are and at all times since ___, 20_____ have been duly elected and qualified incumbents of the respective offices of Seller set forth at the left of their respective names, and the signatures at the right of said names, respectively, are the genuine signatures of said officers:

Title:	Name:	Specimen Signature
President	Angela Holland

IN WITNESS WHEREOF, I have hereunto signed this Certificate as of this _______ day of ___,      2023.

Angela Holland, President

EXHIBIT D

ICORECONNECT INC

BUYER REPRESENTATION AND WARRANTY CERTIFICATE

This Certificate is being executed and delivered pursuant to that certain Asset Purchase Agreement, dated as of September 1, 2023 (the “Asset Purchase Agreement”) by and between ICORECONNECT, INC., a Delaware corporation (“Buyer”), and PREFERRED DENTAL DEVELOPMENT, LLC., an Arizona corporation (“Seller”). The undersigned duly authorized officer of Buyer does hereby certify, for and on behalf of Buyer and in its name, that:

(a) All representations and warranties by Buyer contained in the Asset Purchase Agreement are true and correct in all material respects at and as of the date hereof as though such representations and warranties were made at and as of the date hereof (except as contemplated by the Asset Purchase Agreement).

(b) Buyer has performed and complied in all material respects with all the terms, provisions and conditions of the Asset Purchase Agreement to be performed and complied with by Buyer at or before the date hereof.

IN WITNESS WHEREOF, Buyer has executed this Certificate as of this ________ day of ___,      2023.

ICORECONNECT, INC.

Robert McDermott
Robert McDermott

EXHIBIT E

ICORECONNECT INC

BUYER CORPORATE MATTERS CERTIFICATE

Archit Shah, Secretary of ICORECONNECT INC., a Delaware corporation (“Buyer”), hereby certifies, pursuant to that certain Asset Purchase Agreement, dated as of September 1, 2023 (the “Asset Purchase Agreement”) by and between Buyer and PREFERRED DENTAL DEVELOPMENT, LLC., a Arizona corporation, for and on behalf of Buyer and in its name, that:

(a) Attached hereto as Exhibit A is a full, true and correct copy of the Amended and Restated Articles of Incorporation of Buyer, certified by the Secretary of State of the State of Delaware on August 25, 2023;

(b) No proceeding for the amendment of the Amended and Restated Articles of Incorporation of Buyer referred to above has been taken or is pending;

(c) No proceeding for the merger, consolidation, sale of assets and business or dissolution of Buyer has been taken or is pending;

(d) Attached hereto as Exhibit B is a full, true and correct copy of the Amended and Restated By-Laws of Buyer as in full force and effect on __________ and at all times thereafter to and including the date hereof;

(e) Attached hereto as Exhibit C is a full, true and correct copy of certain resolutions duly adopted by the Board of Directors of Buyer on September 1, 2023 and said resolutions have not been amended or revoked and are in full force and effect as of the date hereof;

(f) The persons named below are and at all times since August 25, 2023 have been duly elected and qualified incumbents of the respective offices of Buyer set forth at the left of their respective names, and the signatures at the right of said names, respectively, are the genuine signatures of said officers:

Specimen Signature
President and Chief Executive Officer
Robert McDermott
Secretary
Archit Shah

IN WITNESS WHEREOF, I have hereunto signed this Certificate as of this _____ day of ___,      2023.

Archit Shah
Secretary

Robert McDermott, President and Chief Executive Officer, hereby certifies that Archit Shah is and at all times since January 3, 2023 has been the duly elected Secretary of Buyer and that the signature above at the right of his name is his genuine signature.

Robert McDermott
President and Chief Executive Officer